EXHIBIT 5.1



                                 August 19, 1999

Board of Directors
AVX Corporation
801 17th Avenue South
Myrtle Beach, South Carolina 29577

Dear Sirs:

         We are acting as counsel to AVX Corporation, a Delaware corporation (the "Company"), in connection with the preparation, execution, filing and processing with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance and sale of up to 650,000 additional shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), reserved for issuance under the AVX Corporation 1995 Stock Option Plan, as amended July 15, 1999 and the AVX Corporation Non-Employee Directors Stock Option Plan, as amended July 15, 1999 (collectively, the "Plans"), in addition to the 1,650,000 shares of Common Stock reserved under the Plans and previously registered on the Company's Registration Statement on Form S-8 (Registration No. 33-98094) and the 1,100,000 shares of Common Stock reserved under the AVX Corporation 1995 Stock Option Plan and previously registered on the Company's Registration Statement on Form S-8 (Registration No. 333-37201). This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Act.

         In our representation of the Company, we have examined and relied upon the accuracy of the matters set forth in the Registration Statement, the Plans, the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, pertinent actions of the Company's Board of Directors recorded in the Company's minute book, all as provided to us by the Company, pertinent filings by the Company with the Commission under the Act and under the Securities Exchange Act of 1934, as amended, and such other documents as we have considered necessary for purposes of rendering the opinions expressed below.

         Based upon the foregoing, we are of the opinion that the Shares proposed to be offered and sold by the Company under the Plans have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Act and to compliance with any applicable state securities laws and to the issuance of such Shares in accordance with the provisions of the Plans for a consideration at least equal to their par value per share, the Shares

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Board of Directors
AVX Corporation
August 19, 1999
Page 2

will be, when so issued, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

         The opinions expressed herein are limited to the laws of the General Corporation Law of the State of Delaware and the Act.

         We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                      Very truly yours,

                                      /s/ Parker, Poe, Adams & Bernstein L.L.P.
GCI:pjs